                                                                    Exhibit 99.2

Huntington Bancshares Incorporated

Presentation To Investor Community

September 29, 2000 Conference Call Text

INTRODUCTION:              Laurie Counsel, Director of Investor Relations


Good morning to our conference call participants. Thanks for taking the time today to join us.

Here today to discuss this morning's announcement are:

Frank Wobst, Chairman and Chief Executive Officer
Pete Geier, President and Chief Operating Officer, and
Anne Creek, Executive Vice President, Chief Financial Officer, and Treasurer

This call is being recorded and will be available as a rebroadcast starting today at 12:30 p.m. through October 13 at 8 p.m. and is also available on the Internet for 90 days. Please call the Investor Relations department at 614-480-5676 for more information to access these replays. Please also call if you have not yet received the news release and presentation for today's call and we'll get you the materials.

For those who may be listening to this as a rebroadcast or on the Internet or otherwise don't have a copy of our presentation, our forward-looking statement disclosure, slide 2, is contained in our 8-K filed with the SEC.

Slide 3 shows the outline for our presentation today.

Let me now introduce Huntington's Chairman and Chief Executive Officer, Frank Wobst...

SLIDE 2

GREETING:                  Frank Wobst, Chairman & Chief Executive Officer

o Thank you for joining us today on such short notice following our announcement earlier this morning.
o Needless to say we are disappointed, as we know you are, with the circumstances that led to today's announcement of lowered earnings estimates and a write-down related to our auto leasing business.
o However, we feel it is important to inform the investment community and our shareholders of the issues we are currently facing and of how we are addressing them and what you can expect for the future.

SLIDE 3
Today's presentation will cover three issues:
o        Details and reasons for our revised earnings
o The rationale behind the write-down of our auto residual values and the significant changes we have made in that business line
o Our strategy and plans for increasing revenue in our core business lines

SLIDE 4
Slide 4 of your slide package shows our earnings revisions and the impact of the lease write-down.
o Our estimate for earnings per share for the third quarter will be $.33 and on an operating basis will be $.30 per share before the $.13 per share write-down of lease residual values. We are estimating fourth quarter earnings of $.31 -$ .33 per share and full year 2001 earnings of $1.40-$1.50 per share.
o The earnings per share numbers in parenthesis represent items included in reported earnings, i.e., securities gains, securitization income and a 2 cent tax benefit in the second quarter of this year. Fourth quarter and full year 2001 estimates do not reflect any benefit from these activities.

I WILL NOW ASK PETE GEIER, OUR PRESIDENT AND CHIEF OPERATING OFFICER, TO REVIEW THE FACTORS THAT HAVE LED TO OUR REVISED EARNINGS.

SLIDE 5
Please turn to slide 5.
Redesign of consumer products
o We have recognized we could not retain and grow consumer deposits and market share with our existing retail deposit product set. We have developed a full set of new deposit products which offer a better value proposition to the customer and will generate attractive profit margins for Huntington. Customer response to the improved product set has been very favorable. The second quarter was the first time we've seen growth in consumer core deposits in a year and a half.
o As existing customers have moved to these new deposit products from lower cost deposits, the result has been an increase in our core deposit costs and a negative impact on our net interest margin. However, as we continue to retain existing customers and attract new customers with these products, there will be a long-term benefit as we are able to reduce our reliance on more expensive wholesale funding.
o The flat yield curve we have experienced this year has also compressed spreads and put additional pressure on the net interest margin.
o The restructuring of the balance sheet in the first half of this year included $1.5 billion of new securitizations. While securitizations will continue to play an important role in our balance sheet and capital management efforts going forward, securitization activity will slow down from the pace of the first half.
o Sales of retail investment products, i.e., mutual funds and annuities, increased 20% in the first half of the year, following a 55 % increase in 1999. Even though we are still experiencing significant growth in sales the growth rate has slowed from what we had been projecting because of the volatility and uncertainty in the financial markets this year.
o Our mortgage banking unit was hurt this year because of the rise in mortgage rates and the fact that we are relatively more dependent on refinancing activity than the market as a whole.
o While we're very proud of the success of the expense reduction program and believe it was absolutely necessary to better position us for growth, we do believe that the intense management focus on this initiative also had the impact of delaying the implementation of strategic growth initiatives. We have identified the talent needs in several of our lines of business and are adding key personnel to those areas to drive growth.

SLIDE 6
I'd like to now review some recent trends in the automobile leasing market and the factors that led to our decision to write-down our lease residual values.

o The chart on this slide illustrates recent trends in residual value estimates for 3, 4, and 5 year leases. The estimates for the market value of automobiles at the end of the lease term rose significantly from 1990 - 1997. We recognized gains on lease terminations until 1997, as cars that were returned to us at the end of the lease were sold at higher prices than had been estimated when the leases were originated. However, new leases booked during 1996 - 1997 were originated with higher estimated ending residual values, and therefore Huntington, and the industry as a whole, is experiencing losses from leases originated during that period. In fact, 80% of current year residual losses are attributable to leases originated in 1996 and 1997.
o The trend of increasing residual value estimates has reversed itself in the last three years, with estimates declining to levels at or below those of the early 1990s. Accordingly, the leases being originated now are being booked with much lower ending residual value estimates.
o The strength in new car sales in recent years has led to a softening in used car prices.
o Current estimates of ending residual values for new 4 and 5 year leases have declined 18 - 25% from 1997 levels.

SLIDE 7
Let's now turn to the changes we are implementing in the auto leasing business:
o The $33MM after-tax charge we are taking in the third quarter reflects 100% of the embedded losses in the ENTIRE $3 billion portfolio and reflects current market conditions, i.e., the soft state of the used car market today.
Origination Mix and Pricing
o A disproportionate share of the residual losses have resulted from short term leases, i.e., less than 4 years. We have shifted the composition of our lease originations heavily toward 4 and 5 year product this year. Over 85% of this year's originations are 4 and 5 year leases vs. 48% in 1997. We have eliminated the 2 year lease from our product set and increased pricing on 3 year leases by 50 bp, putting pricing for this product at the high end of the market.
o Origination fees are being increased by $100 - 250 per lease, for all lease products, beginning in October. This will increase the yield on these leases by approximately 25 basis points.

Reduced residual value risk by 6%
o We have taken two actions to reduce residual value risk, above and beyond the significant reduction in market residual value assumptions that the previous slide illustrated:
o We, and the industry, had previously been willing to residualize the cost of options the customer wanted to add to the car. Because these options have little or no resale value, we no longer reflect their value in our residual. On a portfolio of our size, this policy change will reduce our residual exposure by $48 million versus the previous practice.
o Beginning in January of this year, we established a reserve for residual losses on all new leases in an amount equal to the cost of purchasing residual insurance from a third party, currently approximately 2%. On a portfolio of our size, this reserve will grow to $24 million over the life of the leases.
o The last three years have been difficult ones for the auto leasing business. However, this has been a good business for Huntington over a long period of time. We generated gains on lease terminations every year from 1983 to 1997. With the changes we have made in pricing and risk reduction, we are confident the leasing business will generate attractive returns on assets and equity going forward.

SLIDE 8
I'd like to spend a moment on slide 8 and discuss the Huntington 2000+ program, which began in February, 1999.
o As mentioned earlier, phase 1 of the 2000+ program, focusing on expense reduction was a great success. We reduced our annual run rate of operating expenses by $140 million. With this program, we have eliminated the many redundancies in our company.
o Phase 2, the restructuring of the company's balance sheet, is also complete. That phase included exiting non-core businesses, reducing the investment securities portfolio, and reducing interest rate risk in the company, as well as securitizing auto loans to reduce our reliance on wholesale funding. These efforts will create a more stable earnings stream going forward.
o The third phase of 2000+ focuses on accelerating revenue growth in our core businesses.

SLIDE 9
While we acknowledge that revenue growth is developing slower than anticipated, I'd like you to turn to slide 9 to tell you what we're doing to accelerate momentum.
o Last month, we made a significant change to our organizational structure, moving from a regional focus to a line of business orientation. We believe this change will streamline our decision making process and will allow us to leverage the new talent we've brought into the company as well as the excellent talent that is in our regions. This streamlined structure will enable us to be more responsive to changing market and customer needs.
o We've taken a number of recent actions to strengthen our management and sales team. Mike McMennamin, formerly Chief Financial Officer for Bank One Corporation, recently joined us to manage our asset liability function and investment banking unit. Marty Mahan, who managed our Florida retail operation, now has line responsibility for the Retail/Business Banking line of business. Ron Seiffert, our Vice-Chairman, has assumed responsibility for the Commercial Banking line of business. Dan Benhase, who demonstrated great success in growing the trust and asset management business at Firstar, has joined Huntington to manage our Private Financial Group business line. These individuals are significantly upgrading the talent in their respective areas. We have added a new manager of business banking, a new call center manager for our Direct Bank, a new Chief Investment Officer in our Private Financial Group, a new head of structured finance in investment banking, and a new head of institutional trust.
o We need to execute our strategies to accelerate revenue growth in our core business. We've done a significant amount to position our business lines for growth including new product roll-out, upgrading our web bank, re-negotiating the pricing on some of our retail investment sales programs, expanding our own Huntington Funds and much more. We now need to execute on these plans and programs.
o While we realize we need to improve revenue growth now, we're also making strategic investments to ensure our long-term success in the world of e-commerce. A recently launched initiative, e-bank, with technology partners Corillian, Compaq, SAIC, and Microsoft, will enable Huntington to leverage its already top-rated web bank to provide customized delivery to the mass retail market. Barrie Christman, our former Northeast Region President, will lead a new initiative, e-pin, to provide business to business payment solutions.

SLIDE 10
Now let's move to slide 10 and discuss the growth drivers and key assumptions for 2001. They include:
o Managed loan growth of 6 - 8% driven by a continuation of the double-digit growth trends we are currently seeing in retail and business banking.
o 2 - 4% growth in core deposits driven by the expanded retail product set, including free checking, which is now in place.
o We will see $20 to $25 million in additional fee income from trust, insurance and investment sales driven by the new management team and expanded sales force in our Private Financial Group.
o Electronic Banking will continue to be strong: growing 15 - 20% as we increase the number of on-line customers with our upgraded Web Bank. Additionally, growth in our popular debit cards will create interchange income.
o We should also see growth in commercial and retail service charges of 7 to 10%, driven by fee income on our free checking products and fees on our expanded menu of business cash management products.
o While the absolute levels of non-interest expense will increase, the efficiency ratio should improve to a range of 53 - 55%. It is important to note the improvement in the efficiency ratio will be driven by increased revenue in 2001, unlike the expense-driven improvement we experienced in the last two years.

Frank will conclude our presentation with some closing thoughts.

SLIDE 11
I believe the decisions we've outlined here today provide a strong foundation for future growth. Let me tell you what is working at Huntington:

o We continue to experience excellent credit quality. Our estimated charge-offs of 37 basis points for 2000 compare favorably with 1999 charge-offs of 40 basis points. We have not experienced the deterioration in our credit quality numbers that some of our competitors are currently facing. Furthermore, we do not see any significant deterioration in loan delinquencies or non-performing assets.
o Secondly, we have done a very good job bringing our expenses down in the last two years. As we stated earlier, Phase I of the 2000+ initiative reduced expenses at a $140 million annual run rate.
o We have solid strategies in place to drive revenue growth and earnings momentum and have the executive management team to implement these strategies. We do NOT feel the need to change these strategies.
o The issue we face is the need to implement these strategies and drive revenue and earnings growth. We are beginning to see some early signs that this growth is beginning to emerge.

This is a difficult time for the Huntington. I can assure you that our management team is fully committed to generate sustainable, high-quality earnings and there is a strong sense of urgency in the company to achieve our objectives. Thank you. We will be delighted to take any questions.